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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                   FORM 8-K

                                Current Report


                      Pursuant to Section 13 or 15(d) of
                       Securities Exchange Act of 1934

             Date of Report:  (Date of Earliest Event Reported):
                                June 23, 1995

                               GROSSMAN'S INC.
            (Exact Name of Registrant as Specified in its Charter)

                                   DELAWARE
                (State of Other Jurisdiction of Incorporation)


        1-542                                                  38-0524830
(Commission File No.)                                       (I.R.S. Employer)
                                                           Identification No.)


200 Union Street
Braintree, Massachusetts                                            02814
(Address of Principal Executive Offices)                          (Zip Code)


              Registrant's telephone number, including area code:

                                 (671) 848-0100





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    Item 2.   Acquisition or Disposition of Assets

              If the registrant or any of its majority-owned subsidiaries has acquired or disposed of a significant amount of assets, otherwise than in the ordinary course of business, furnish the following information:

              (a) The date and manner of the acquisition or disposition and a brief description of the assets involved, the nature and amount of consideration given or received therefor, the principle followed in determining the amount of such consideration, the identity of the person(s) from whom the assets were acquired or to whom they were sold and the nature of any material relationship between such person(s) and the registrant or any of its affiliates, any director or officer of the registrant, or any associate of any director or officer.

              On June 20 and 22, 1995, the Registrant and a Buyer entered into amendments to their agreement for the sale of the Registrant's 35 acre headquarters site, which amendments eliminated major contingencies to the transaction. The purchase price for the property is $32.0 million, of which $2.2 million in cash was paid to the Registrant as of June 23, 1995. The remaining consideration will be paid upon, inter alia, vacation of the property and satisfaction of title contingencies, as follows: $14.0 million will be paid in cash within 15 business days of the Company's vacating the property (within a required 120 day period) and the remaining $15.8 million will be in the form of a note, payable to the Registrant over a two year period.

    Item 7.   Financial Statements and Exhibits

              Exhibits
              --------

              10(p) Agreement for Purchase of Real Estate By and Between Grossman's Inc. and [Buyer], dated May 14, 1993, First Amendment to Agreement for Purchase of Real Estate, dated September 2, 1993, Second Amendment to Agreement for Purchase of Real Estate, dated September 29, 1993, Third Amendment to Agreement for Purchase of Real Estate, dated June 20, 1995 and Fourth Amendment to Agreement for Purchase of Real Estate dated June 22, 1995. Exhibits have been redacted to omit the name of the Buyer.



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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          GROSSMAN'S INC.

                          By:  /s/ Richard E. Kent
                               -------------------------
                               Richard E. Kent
                               Vice President, Secretary
                               and General Counsel




Dated:  June 23, 1995